Exhibit 99.1

Company Contact
Steve Martin
Chief Financial Officer
(858) 373-6303

Investors	Media
EVC Group, Inc.	EVC Group, Inc
Douglas Sherk	Steve DiMattia
Jennifer Beugelmans	(646) 277-8706
(415) 652-9100
FOR IMMEDIATE RELEASE
STRATAGENE TO REALIZE NET INCOME OF APPROXIMATELY $14.6 MILLION FROM SETTLEMENT OF REVENUE RIGHTS FOR HUMIRA ® PRODUCT SALES BY ABBOTT
LA JOLLA, Calif.— October 26, 2005 — Stratagene Corporation (NASDAQ: STGN), a developer, manufacturer and marketer of specialized life science research and diagnostic products, announced today that a settlement has been reached regarding monies due from Abbott Laboratories to Cambridge Antibody Technology (LSE: CAT; NASDAQ: CATG) (“CAT”) with respect to consideration due on sales of Humira ®. Abbott and CAT collaborated under a research program in the development of Humira ® for the treatment of rheumatoid arthritis. The first commercial sales of this product occurred in 2003.
Stratagene, the Medical Research Council and The Scripps Research Institute (the “Patent Owners”) entered into a settlement agreement with CAT pursuant to which the parties settled certain patent related matters. The technology owned by the Patent Owners relates to the Abbott/CAT collaboration.
The Patent Owners have agreed to a lump sum payment to satisfy in full their interest with respect to the Humira ® collaboration. Stratagene expects to recognize approximately $23.6 million in pretax income from this settlement or approximately $14.6 million after taxes in the fourth quarter of 2005.
Stratagene also has the right to realize approximately $0.8 million during the years 2006 to 2010 if commercial sales of Humira are continuing.
In addition to the settlement of the obligations related to Humira®, the parties agreed to a revised royalty rate on Abbott’s other fully human antibody that neutralizes human IL-12 which was also developed in collaboration with CAT. This antibody is referenced as ABT-874 by Abbott and is in Phase II drug trials. Stratagene cannot predict the likelihood or amount of income that may be realized by Stratagene as a result of commercialization of this product in the future.
Additional terms of the settlement were not disclosed.

About Stratagene Corporation
Stratagene is a developer, manufacturer and marketer of specialized life science research and diagnostic products. The Company’s life science research unit supports advances in science by inventing, manufacturing and distributing products that simplify, accelerate and improve research. These products are used throughout the academic, industrial and government research sectors in fields spanning molecular biology, genomics, proteomics, drug discovery and toxicology. The Company’s diagnostic unit develops and manufactures products for urinalysis, and high quality automated instrument and reagent systems that use blood samples to test for more than 1,000 different allergies and autoimmune disorders. In addition, by combining its expertise in diagnostics and molecular biology, as well as its experience with FDA regulatory procedures, the Company is pursuing opportunities to expand its product portfolio to include molecular diagnostic kits and instrumentation. More information is available at www.stratagene.com.
Safe Harbor Statement
Certain statements in this news release that are not historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Stratagene generally identifies forward-looking statements by using words like “believe,” “intend,” “target,” “expect,” “estimate,” “may,” “should,” “plan,” “project,” “contemplate,” “anticipate,” “predict” or similar expressions. You can also identify forward-looking statements by discussions of strategies, plans or intentions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of Stratagene to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those contained in or implied by the forward-looking statements are risks associated with the company’s inability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance, the company’s ability to compete effectively in the diagnostics and life sciences research markets, variability of the company’s quarterly revenues and operating results, the failure of the company to retain key employees, the company’s ability to obtain additional debt or equity financing, the possibility of declining sales due in part to a reduction in research and development budgets or government funding, the company’s ongoing ability to protect its own intellectual property rights and to avoid violating the intellectual property rights of third parties, extended manufacturing difficulties and currency fluctuations. For more information about these and other factors that could cause actual results to differ materially from those contained in or implied by the forward-looking statements please see “Factors that May Affect Future Results” included in Stratagene’s Annual Report on Form 10-K for the year ended December 31, 2004 and in other reports filed by Stratagene from time to time with the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q.